Exhibit 99.1

For More Information, Contact:
Aileen Osborn	Rosemary Moothart/Rob Whetstone
QAD Vice President Finance	PondelWilkinson Inc.
805.566.6077	310.279.5968
investor@qad.com	investor@pondel.com

QAD Announces Fiscal 2005 Third Quarter Financial Results

Carpinteria, Calif. — November 18, 2004 — QAD Inc. (NASDAQ:QADI) today reported financial results for the fiscal 2005 third quarter and nine-month period ended October 31, 2004.

For the fiscal 2005 third quarter, QAD posted revenue of $55.5 million, compared with $55.8 million in the same period last year.  License revenue was $13.9 million compared with $15.5 million in the fiscal 2004 third quarter.  For the fiscal 2005 third quarter, an additional $1.8 million of license revenue was deferred due to license deals that were executed but not recognized in the quarter.  These license deals have now met all revenue recognition criteria and will be reflected in the fiscal 2005 fourth quarter license revenue.  Maintenance and other revenue was $28.3 million, compared with $28.6 million in the third quarter last year.  Services revenue was $13.2 million compared with $11.7 million in the same period last year.

Net income for the fiscal 2005 third quarter was $3.1 million, or $0.09 per diluted share, compared with net income of $3.6 million, or $0.10 per diluted share, in the same period last year.

Total revenue was at the low end of the guided range of $56 million to $59 million primarily due to the unusual amount of license deferrals.  Earnings per diluted share were within the guided range of $0.05 to $0.10.  Fiscal third quarter results include $2.0 million in severance, as previously announced, and costs savings resulting from actions taken during the second and third quarters to more closely align the company’s cost structure with revenue expectations.

“Our third quarter results demonstrate our ongoing commitment to profitability and an organization-wide focus on execution,” said Karl Lopker, chief executive officer of QAD.  “The bottom line results also reflect our success in streamlining operations and better aligning costs with sales – actions that we announced in August.  QAD’s enterprise software and supply chain execution solutions address the needs of global manufacturers at a lower total cost of ownership, and we believe we are well positioned to continue to leverage our strengths on a global basis.”

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For the fiscal 2005 third quarter, gross margin was 59.5% compared to 60.0% in the same prior year period.  Sequentially, gross margin improved from 57.9% in the second quarter of fiscal 2005, primarily due to the revenue mix.

Total operating expenses for the fiscal 2005 third quarter decreased to $27.8 million from $30.0 million in the previous quarter and $29.0 million in the third quarter last year, reflecting the company’s cost alignment efforts.  Contributing to the decrease from the prior quarter were lower sales and marketing expenses and research and development expenses, offset by higher general and administrative expense, including professional fees related to Sarbanes-Oxley compliance.

QAD’s cash and equivalents balance at October 31, 2004 was $57.5 million.  For the fiscal 2005 third quarter, cash flow provided by operations was $1.2 million.

For the fiscal 2005 nine-month period ended October 31, 2004, QAD reported revenue of $170.5 million and net income of $10.7 million, or $0.30 per diluted share.  These results include a fiscal 2005 first quarter $1.3 million tax benefit attributable to the reversal of a deferred tax asset valuation allowance, equal to $0.04 per diluted share.  In the comparable nine-month period last year, revenue was $168.1 million and net income was $10.0 million, or $0.29 per diluted share.  The prior year period results include a benefit of $346,000, or $0.01 per diluted share, for an adjustment to a prior year restructuring charge and a gain of $1.5 million, or $0.04 per diluted share, from the sale of a parcel of property located in Carpinteria, California.

Fiscal 2005 Third Quarter Highlights

•                  QAD received orders from 9 customers representing more than $500,000 each in combined license, support and services billings, including 2 orders of more than $1 million, one of which exceeded $2 million.

•                  QAD sold licenses to global manufacturers in its six vertical markets, including sales to ArvinMeritor, Atlantis Plastics, Biomet Japan, Frontera Tren Automotriz, General Electric, Hersheys de Mexico, Invensys, Johnson Controls, Kuriyama Beika, Lear, Nepon, PepsiCo, Sara Lee, TRW and Watts Water Technologies.

•                  As part of the company’s 25th anniversary milestone, QAD management opened the NASDAQ Stock Market on October 12th, celebrating its expansion to a leading enterprise software provider serving global manufacturers through 26 offices in manufacturing centers throughout the world.

•                  In June 2004 the board of directors authorized an open market repurchase program for one year to buy up to one million shares of QAD common stock.  QAD repurchased approximately 597,000 shares on the open market during the third quarter at an average price of $6.87 per share, including transaction costs.  This brings the total of shares repurchased under the previously announced stock repurchase program to approximately 742,000 shares.

•                  QAD announced its participation in the development and proof of the Automotive Industry Action Group (AIAG) Inventory Visibility & Interoperability (IV&I) standard.  QAD was recognized as one of the first software providers to demonstrate the exchange of automotive inventory data over public networks, using XML, and independent of originating applications.

•                  QAD achieved Help Desk Institute (HDI) Support Center Certification for support centers in the United Kingdom, the Netherlands, Mexico and Hong Kong, expanding the certification QAD received in May when it became the first company ever to achieve global certification from HDI.

Recently, QAD management presented an overview of the company to the investment community at the AeA Classic Financial Conference in Monterey, California, on November 8-9.  A webcast of the presentation is available on QAD’s Web site at www.qad.com/company/ir, where it will be available for approximately three months.

Business Outlook

For the fiscal 2005 fourth quarter, QAD expects to generate revenue between $61 million and $66 million, including the third quarter license deferral of $1.8 million.  Depending on the level and mix of revenue, the company expects fourth quarter earnings per diluted share in the range of $0.16 to $0.27.  This translates to revenue of $232 million to $237 million for the full 2005 fiscal year, or earnings per diluted share in the range of $0.47 to $0.58 for the year.  These projections are subject to various risks, including corporate investment in information technology and global economic factors.

Investor Conference Call:

QAD management will host an investor conference call today at 2:00 p.m. PST (5:00 p.m. EST) to review the company’s financial results and operations for the fiscal 2005 third quarter.  The conference call will be webcast by CCBN and can be accessed on the investor relations section of QAD’s Web site, www.qad.com/company/ir, where it will be available for approximately one year.

About QAD

QAD is a leading provider of enterprise applications for global manufacturing companies.  QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time.  Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and medical products use QAD applications at approximately 5,200 licensed sites in more than 80 countries and in as many as 26 languages.  For more information about QAD, telephone +1 805 684 6614, or visit the QAD Web site at: www.qad.com.

“QAD” is a registered trademark of QAD Inc.  All other products or Company names herein may be trademarks of their respective owners.

Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements.  These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain strong licensing demand; the company’s ability to leverage improvements in the IT and economic environment; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors and their technological advances; delays in localizing the company’s products for new markets; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; general economic conditions, exchange rate fluctuations and the global political environment.  In addition, revenue and earnings in the enterprise resource planning (ERP), e-business and distributed order management software industries are subject to fluctuations.  Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter.  Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income.  Investors should not use any one quarter’s results as a benchmark for future growth.  For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2004 ended January 31, 2004.

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FINANCIAL TABLES FOLLOW

QAD Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2004	2003	2004	2003
Revenue:
License fees	$13,892	$15,517	$42,497	$48,607
Maintenance and other	28,348	28,617	84,857	85,358
Services	13,213	11,681	43,126	34,104
Total revenue	55,453	55,815	170,480	168,069
Cost of revenue:
Cost of license fees	2,212	2,140	6,059	7,400
Cost of maintenance, service and other revenue	20,274	20,174	62,673	59,240
Total cost of revenue	22,486	22,314	68,732	66,640
Gross profit	32,967	33,501	101,748	101,429
Operating expenses:
Sales and marketing	12,879	14,114	42,973	44,402
Research and development	7,829	8,991	25,444	27,325
General and administrative	6,931	5,965	19,579	18,153
Amortization of intangibles from acquisitions	150	279	402	826
Restructuring	—	(346)	—	(346)
Total operating expenses	27,789	29,003	88,398	90,360
Operating income	5,178	4,498	13,350	11,069
Other (income) expense:
Interest income	(193)	(151)	(518)	(396)
Interest expense	564	328	1,315	874
Other (income) expense, net	641	(154)	453	(1,794)
Total other (income) expense	1,012	23	1,250	(1,316)
Income before income taxes	4,166	4,475	12,100	12,385
Income tax expense	1,050	900	1,425	2,400
Net income	$3,116	$3,575	$10,675	$9,985

Basic net income per share	$0.09	$0.11	$0.31	$0.30
Diluted net income per share	0.09	0.10	0.30	0.29

Basic weighted shares	33,975	32,892	34,054	32,996
Diluted weighted shares	34,881	34,674	35,350	34,631

QAD Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	October 31, 2004	January 31, 2004
	(unaudited)	(audited)
Assets
Current assets:
Cash and equivalents	$57,496	$59,784
Accounts receivable, net	48,315	65,455
Other current assets	11,362	13,352
Total current assets	117,173	138,591

Property and equipment, net	39,271	34,485
Capitalized software costs, net	3,168	2,966
Goodwill	11,296	11,306
Other assets, net	2,438	2,480

Total assets	$173,346	$189,828

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$1,706	$11,987
Accounts payable and other current liabilities	40,199	51,374
Deferred revenue	56,022	69,252
Total current liabilities	97,927	132,613

Long-term debt	24,344	7,720
Other liabilities	938	2,382

Stockholders’ equity:
Common stock	35	35
Additional paid-in capital	119,308	119,411
Treasury stock	(10,138)	(8,100)
Accumulated deficit	(52,967)	(58,038)
Unearned compensation - restricted stock	(440)	—
Accumulated other comprehensive loss	(5,661)	(6,195)
Total stockholders’ equity	50,137	47,113

Total liabilities and stockholders’ equity	$173,346	$189,828

QAD Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Nine Months Ended October 31,
	2004	2003

Net cash provided by operating activities	$9,043	$8,072

Cash flows from investing activities:
Purchase of property and equipment	(9,042)	(12,400)
Restricted cash under construction loan	—	1,016
Capitalized software costs	(787)	(478)
Acquisitions of businesses, net of cash acquired	(766)	(445)
Proceeds from sale of property and equipment	29	3,394
Net cash used in investing activities	(10,566)	(8,913)

Cash flows from financing activities:
Proceeds from construction loan	3,870	7,749
Proceeds from notes payable, net of fees	17,843	—
Repayments of long-term debt	(1,189)	(1,625)
Repayment of construction loan	(14,338)	—
Proceeds from issuance of common stock	2,520	6,524
Repurchase of common stock	(5,581)	(15,239)
Dividends paid	(4,277)	—
Net cash used in financing activities	(1,152)	(2,591)

Effect of exchange rates on cash and equivalents	387	1,087
Net decrease in cash and equivalents	(2,288)	(2,345)
Cash and equivalents at beginning of period	59,784	50,188

Cash and equivalents at end of period	$57,496	$47,843